Exhibit 6(b)(1)

                         Scudder Fund Distributors, Inc.
                               175 Federal Street
                           Boston, Massachusetts 02110

                            SELECTED DEALER AGREEMENT

Dear Sirs:

      We (sometimes hereinafter referred to as "SFD") are the Principal Underwriter of shares of Scudder Variable Life Investment Fund (the "Fund"), a no-load, open-end, diversified registered management investment company established in 1985 as a Massachusetts business trust. The Fund is a series fund consisting of the Money Market Portfolio, Managed Bond Portfolio, Managed Equity Portfolio and Managed Diversified Portfolio (individually or collectively hereinafter referred to as the "Portfolio" or the "Portfolios"). Additional Portfolios may be created from time to time. The Fund is the funding vehicle for variable annuity contracts and variable life insurance policies ("Participating Contracts and Policies") to be offered to the separate accounts of certain life insurance companies ("Participating Insurance Companies"). Owners of policies and contracts issued by Participating Insurance Companies will designate a portion of their premium to be invested in, or represent an investment in, directly or indirectly, shares of the Fund. You are a registered broker-dealer which intends to offer and sell Participating Contracts and Policies, the offer of which may be deemed under federal or state securities laws to include the offer of shares of beneficial interest

("Shares") of the Portfolios of the Fund. Sales of Shares to Participating Insurance Companies or their affiliates or the separate accounts of either shall be effected solely by us as principal underwriter of the Fund. You are authorized to offer Participating Contracts and Policies which may include the offer of Shares of the Portfolios of the Fund, upon the following terms and conditions:

      1. You shall be an independent contractor and neither you nor any of your directors, partners, officers or employees as such, is or shall be an employee of us or of the Fund. You are responsible for your own conduct and the employment, control and conduct of your agents and employees and for injury to such agents or employees or to others through your agents or employees.

      2. You will be responsible for insuring compliance with all laws and regulations including those of the National Association of Securities Dealers, Inc. ("NASD"), the Securities and Exchange Commission and any state regulatory body having jurisdiction over you or your policy or contract holders.

      3. No person is authorized to make any representations concerning Shares except those contained in the prospectus and statement of additional information relating thereto and in such printed information as issued by us for use as information supplemental to the prospectus. In offering to sell Shares you shall rely solely on the representations contained in the prospectus and statement of additional information and in the above-mentioned supplemental information. Qualification of Shares in the various states, including the filing of any state or further state notices respecting such Shares, and any printed information which we furnish you other than the prospectuses and statement of additional information and periodic reports are our sole responsibility and not the responsibility of the Fund, and you agree that the Fund shall have no liability or responsibility to you in these respects.

      4. You represent that you are a member in good standing of the NASD and agree that termination or suspension of such membership at any time shall terminate this agreement forthwith, notwithstanding the provisions of paragraph 6 hereof, and that if you are a foreign dealer (a) you are registered under the Securities Exchange Act of 1934 and you agree that in making sales of Shares to purchasers within the United States you will conform to the Rules of Fair Practice, including the interpretation with Respect to Free-Riding and Withholding of such Association, or (b) if you are not so registered, you will make sales of Shares only outside of the jurisdiction of the United States to persons who are not citizens or residents of the United States. You agree that you will immediately advise us of any termination or suspension of such membership or registration.

      5. We and you agree that all disputes between us of whatever subject matter, whether existing on the date hereof or arising hereafter, shall be submitted to arbitration in accordance with the Code of Arbitration Procedure of the NASD, or similar rules or code, in effect at the time of the submission of any such dispute.

      6. We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of Shares entirely. Each party hereto has the right to cancel this agreement upon ten days' notice to the other party. We reserve the right to amend this agreement at any time and you agree that the sale of Participating Contracts and Policies, evidenced by the placement of a related order to buy Shares, after notice of any such amendment has been sent to you, shall constitute your agreement to any such amendment.

      7. Additional copies of any prospectus, statement of additional information and any printed information issued supplementing the prospectus will be supplied by us in reasonably quantities upon request.

      8. You will indemnify and hold harmless SFD and each of its directors and officers and each person, if any, who controls SFD within the meaning of Section 15 of the Securities Act of 1933 (the "Act"), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any persons acquiring any Shares, which may be based upon the Act or any other statute or common law, on account of any wrongful act by you or any of your employees (including any failure to conform with any requirement of any state or federal law or the Rules of Fair Practice of the NASD relating to the sale of Shares), unless any such act was made in reliance upon information furnished to you by or on behalf of SFD, provided, however, that in no case (i) is the indemnity by you in favor of any person indemnified to be deemed to protect SFD or any such person against any liability to which SFD or any such person would otherwise by subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his duties or by reason of its or his reckless disregard of its obligations and duties under this Agreement, or (ii) are you to be liable under your indemnity agreement contained in this paragraph with respect to any claim made against SFD or any person indemnified unless SFD or such person, as the case may be, shall have notified you in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon SFD or upon such person (or after SFD or such person shall have received notice of such service on any designated agent), but failure to notify you of any such claim shall not relieve you from any liability which you may have to SFD or any person against whom such action is brought otherwise than on account of your indemnity agreement contained in this paragraph. You shall be entitled to participate, at your own expense, in the defense, or, if you so elect, to assume the defense of any suit brought to enforce any such liability, but, if you elect to assume the defense, such defense shall be conducted by counsel chosen by you and satisfactory to SFD, or to its officers or directors, or to any controlling person or persons, defendant or defendants in the suit. In the event that you assume the defense any such suit and retain such counsel, SFD or such officers or directors or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained, by them, but, in case you do not elect to assume the defense or any such suit, you shall reimburse SFD and such officers, directors or controlling person or persons, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. You agree promptly to notify SFD of the commencement of any litigation or proceedings against it in connection with the offer, issue and sale of any shares.

            SFD will indemnify and hold harmless you and each of your directors and officers and each person, if any, who controls you within the meaning of Section 15 of the Securities Act of 1933 (the "Act"), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any person's acquiring any Shares; which may be based upon the Act or any other statute or common law, on account of any wrongful act by SFD or any of its employees (including and failure to conform with any requirement of any state or federal law or the Rules of Fair Practice of the National Association of Securities Dealers, Inc. relating to the sale of Shares), unless any such act was made in reliance upon information furnished to SFD by or on behalf of you, provided, however, that in no case (i) is the indemnity by SFD in favor of any person indemnified to be deemed to protect you or any such person against any liability to which you or any such person would otherwise by subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his duties or by reason of your or his reckless disregard of its obligations and duties under this Agreement, or (ii) is SFD to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against you or any person indemnified unless you or such person, as the case may be, shall have notified SFD in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon you or upon such person (or after you or such person shall have received notice of such service on any designated agent), but failure to notify SFD of any such claim shall not relieve SFD from any liability which SFD may have to you or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. SFD shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if it elects to assume the defense, such defense shall be conducted by counsel chosen by SFD and satisfactory to you, or to your officers or directors, or to any controlling person or persons, defendant or defendants in the suit. In the event that SFD assumes the defense of any such suit and retains such counsel, you or such officers or directors or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by it, but, in case SFD does not elect to assume the defense or any such suit, SFD shall reimburse you and such officers, directors or controlling person or persons, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by it. SFD agrees promptly to notify you of the commencement of any litigation or proceedings against it in connection with the offer, issue and sale of any shares.

      9. This agreement shall automatically terminate in the event of its assignment.

      10. All communications to us should be sent to the address below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below. This agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

      11. This agreement shall become effective upon receipt by us of your acceptance hereof and supersedes any prior agreement between us with respect to the sale of Shares of any of the Funds.

                                          SCUDDER FUND DISTRIBUTORS, INC.


                                          By____________________________
                                                Authorized Officer

                                          175 Federal Street
                                          Boston, Massachusetts 02110

The undersigned hereby accepts the offer set forth in the above letter.


                    (Company)
           __________________________


By         __________________________
           Authorized Representative

           __________________________
           Address

           __________________________


           __________________________